UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Superior Financial Corp.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No	fee required.

☒ Fee	computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Superior Financial Corp. Common Stock, Par Value $0.01

(2)	Aggregate number of securities to which transaction applies: 8,281,509

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $23.75, the price per share stated in the Merger Agreement.

(4)	Proposed maximum aggregate value of transaction: $196,685,839

(5)	Total fee paid: $39,337.17

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FOR IMMEDIATE RELEASE

May 16, 2003

Subject: Superior Financial Corp. Announces Sale to Arvest

Corporate Headquarters: 16101 LaGrande Drive, Suite 103, Little Rock, AR 72223

Contact: Robert A. Kuehl, 501/324-7255

Website: www.superiorfinancialcorp.com

Superior Financial Corp. Announces Sale to Arvest

Little Rock, AR—Superior Financial Corp. (NASDAQ: SUFI) announced today that it had entered into a definitive agreement to affiliate with Arvest Holdings, Inc., a wholly owned subsidiary of Arvest Bank Group, Inc. Under the terms of the agreement, shareholders of Superior Financial will receive $23.75 for each share of common stock upon completion of the transaction. The aggregate value of the transaction, including the cash out of outstanding stock options, is approximately $211 million. Shareholders will continue to receive dividends in accordance with the company’s past practice until closing.

Superior Financial Corp., with total assets of $1.75 billion at March 31, 2003, will become a wholly owned subsidiary of Arvest Holdings, Inc., which had total assets of $ 4.9 billion at March 31, 2003. The transaction is subject to approvals by the shareholders of Superior Financial and regulatory authorities and other conventional contingencies. In connection with the proposed transaction, certain members of Superior’s senior management have agreed to enter into employment, consulting and non-competition agreements.

The transaction is expected to close following the receipt of required approvals. Following the closing, it is anticipated that the operations of Superior Bank, Superior Financial’s subsidiary financial institution, will be consolidated into those of Arvest

Bank, the banking subsidiary of Arvest Holdings. Superior Bank currently operates 68 branches and loan production offices in Arkansas, Oklahoma and Alabama. At March 31, 2003, it had total deposits of $1.25 billion. Arvest Bank, with total deposits of $ 4.3 billion at March 31, 2003, currently operates with 133 branches throughout Arkansas, Oklahoma and Southern Missouri.

Stephens Inc. served as Superior’s financial advisor in the transaction.

This release is not a solicitation of proxies on behalf of the Board of Directors. Information describing the proposed transaction will be provided to shareholders in a Proxy Statement on Schedule 14A to be filed with the Commission and supplied to shareholders in advance of any meeting called to approve the transaction. Copies of the Proxy Statement, when filed, will be available at no cost at the Commission’s website, www.sec.gov, or from the Company at its corporate office: 16101 LaGrande Drive, Suite 103, Little Rock, AR 72223.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This release contains forward looking statements within the meaning of the federal securities laws. The forward looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements. Factors that may cause results or outcomes to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities: (i) changes in the financial condition of the parties, changes in the economy generally, or in changes in the financial services industry that could adversely affect the willingness or ability of the parties to consummate the proposed transactions; (ii) changes in the regulatory environment that could impede or prevent the consummation of the proposed transactions; (iii) adverse developments in pending litigation; and (iv) other events beyond the control of the parties that prevent the consummation of the proposed transactions. When used in this release, the words “anticipate, expect, believe, may, might, will” and similar expressions are intended to identify forward looking statements.